UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 4, 2007 (September 30, 2007)

ALLIED HEALTHCARE INTERNATIONAL INC.

(Exact Name of Registrant as Specified on its Charter)

New York

(State or Other Jurisdiction of Incorporation or Organization)

1-11570 (Commission File Number)	13-3098275 (IRS Employer Identification Number)

245 Park Avenue, New York, New York 10167 (Address of Principal Executive Offices)

(212) 750-0064
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 30, 2007, two subsidiaries of Allied Healthcare International Inc. (the “Company”), Omnicare Limited (the “Seller”) and Allied Healthcare Group Holdings Limited (the Seller’s Guarantor”), entered into an agreement (the “Agreement”) with Air Liquide Limited (the “Buyer”) and Air Liquide UK Limited (the “Buyer’s Guarantor”) pursuant to which the Seller agreed to sell all of the shares of Allied Respiratory Limited (“Allied Respiratory”) to the Buyer on such date. Allied Respiratory and its subsidiary, Medigas Limited, constituted the respiratory therapy division of the Company.

The consideration for the sale was denominated in sterling and consisted of £36.5 million ($74.7 million), of which £500,000 is being held back until certain conditions are met. Pursuant to the Agreement, the Seller’s Guarantor has guaranteed the performance by the Seller of all of the Seller’s obligations under the Agreement and the Buyer’s Guarantor has guaranteed the performance by the Buyer of all of the Buyer’s obligations under the Agreement.

Except for the Agreement, there are no material relationships between the Buyer or the Buyer’s Guarantor and the Company and its affiliates, any director or officer of the Company or any associate of any such director or officer.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.01.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(b) Pro Forma Financial Information.

All pro forma financial information required to be filed in respect of the transaction described in Item 2.01 of this Report will be filed by an amendment within 71 calendar days after October 4, 2007.

(d) Exhibits.

99.1	Press release, dated October 1, 2007, of Allied Healthcare International Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2007

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Marvet Abbassi
	Name:	Marvet Abbassi
	Title:	Financial Controller